Exhibit 10.8

December 1, 2008

Derek Bertocci

240 San Mateo Avenue

Los Gatos, CA 95030-4321

                                  Re: EMPLOYMENT TERMS

Dear Derek,

Accuray Incorporated (the “Company”) is pleased to offer you employment as the Senior Vice President and Chief Financial Officer on the terms and conditions set forth in this letter (the “Agreement”), effective as of January 1, 2009 (the “Effective Date”). Your employment start date (your “Start Date”) will be the Effective Date.  In the event that you do not commence employment with the Company on the Effective Date, this Agreement shall be of no further force or effect, and you shall have no rights to compensation, benefits or other consideration hereunder.

1.                        TERM.  The employment relationship between you and the Company will be at-will.  You and the Company will have the right to terminate the employment relationship at any time and for any reason whatsoever, with or without cause, and without any liability or obligation except as may be expressly provided herein.

The term of this agreement (the “Term”) shall be two (2) years, measured from the Effective Date. Upon the expiration of this Agreement the provisions contained herein, with the exception of Change of Control provisions, shall have no further force or effect and your employment, if extended at the sole discretion of the Company, will continue to be at-will and any terms associated with such employment shall be embodied in a written employment agreement signed by both parties.

The term of the Change of Control provisions provided for in this Agreement (the “Change of Control Term”) shall be three (3) years, measured from the Effective Date; however should the Company and employee enter into a new agreement after the Term expires the Change of Control provisions shall also automatically terminate and be superseded by the terms in such new agreement.

2.                        POSITION, DUTIES AND RESPONSIBILITIES.  During the Term of this Agreement, the Company will employ you, and you agree to be employed by the Company, as the Senior Vice President and Chief Financial Officer.  In this capacity you will have such duties and responsibilities as are normally associated with such position related to the finance organization as well as the information technology organization within the Company and will devote your full business time and attention to serving the Company in such position.  Your duties may be changed from time to time by the Company, consistent with your position.  You will report to the Chief Executive Officer of the Company, and will work full-time at our principal offices located at 1310 Chesapeake Terrace,

EXECUTIVE EMPLOYMENT AGREEMENT – STD 11.26.08	ACCURAY CONFIDENTIAL

Sunnyvale, California 94089 (or any other location the Company may utilize as its principal offices), except for travel to other locations as may be necessary to fulfill your responsibilities.

3.                        BASE COMPENSATION.  During the Term, the Company will pay you a base salary of three hundred thousand dollars ($300,000) per year, less payroll deductions and all required withholdings, payable in accordance with the Company’s normal payroll practices and prorated for any partial month of employment.  Your base salary may be subject to increase pursuant to the Company’s policies as in effect from time to time.

4.                        ANNUAL BONUS.  In addition to the base salary set forth above, during the Term, you will be eligible to participate in the Company’s executive bonus plan applicable to similarly situated executives of the Company.  The amount of your annual bonus will be based on the attainment of performance criteria established and evaluated by the Company in accordance with the terms of such bonus plan as in effect from time to time, provided that, subject to the terms of such bonus plan, your target (but not necessarily maximum) annual bonus shall be sixty-five percent (65%) of your base salary actually paid for such year.

In accordance with the terms of such bonus plan, payment of each bonus shall be made in a single lump-sum cash payment not later than the last day of the applicable two and one-half (2 ½) month short-term deferral period with respect to such bonus payment, within the meaning of Treasury Regulation Section 1.409A-1(b)(4).

5.                        STOCK OPTIONS.  As an added incentive, we will recommend to the Compensation Committee of the Board of Directors that you be granted an option (the “Option”) to purchase two hundred seventy-five thousand (275,000) shares of Accuray common stock at a per share exercise price equal to the fair market value of a share of our common stock on the date of the grant, as determined in accordance with the Accuray Incorporated 2007 Incentive Award Plan (the “Incentive Plan”).   The grant of the Option is subject to and conditioned on approval of the grant and its terms by the Compensation Committee, and will be made as soon as practicable following your Start Date.  Subject to your continued employment, the Option would vest with respect to 25% of the shares subject thereto on the first anniversary of your Start Date, and with respect to an additional 1/48th of the shares subject thereto on each monthly anniversary thereafter, such that the entire Option would be vested on the fourth anniversary of your Start Date.  The Option will be subject to the terms and conditions of the Incentive Plan and a stock option agreement in a form prescribed by Accuray, which you will be required to sign as a condition to receiving the Option (the “Option Agreement”).

6.                        BENEFITS AND PAID TIME OFF.  During the Term, you will be eligible to participate in all incentive, savings and retirement plans, practices, policies and programs maintained or sponsored by the Company from time to time which are applicable to other similarly situated executives of the Company, subject to the terms and conditions thereof.  During the Term, you will also be eligible for standard benefits, such as medical, vision and dental insurance, paid time off, and holidays to the extent applicable generally to other similarly situated executives of the Company, subject to the terms and conditions of the applicable Company plans or policies.  The benefits described in this Section 6 will be subject to change from time to time as deemed appropriate and necessary by the Company.

7.                       TERMINATION OF EMPLOYMENT.

(a)              If prior to the termination of this Agreement, you incur a “separation from service” (within the meaning of Section 409A(a)(2)(A)(i) of the Internal Revenue Code of 1986, as amended (the “Code”), and Treasury Regulation Section 1.409A-1(h)) (“Separation from Service”) by reason of (i) a termination of your employment by the Company other than for Cause (as defined below), death or disability, or (ii) a termination of your employment by you for Good Reason (as defined below), and provided that you execute a general release of claims in a form prescribed by the Company (the “Release”) within twenty-one (21) days (or, if required by applicable law, forty-five (45) days) after the date of such Separation from Service (the “Separation Date”) and you do not revoke such Release, and further subject to Section 16(b) below, then, in addition to any other accrued amounts payable to you through the Separation Date (including any earned but unpaid bonus), (1) the Company will, no later than thirty (30) days after the Separation Date, pay you a lump-sum severance payment (the “Severance Payment”) in an amount equal to six (6) months of your annual base salary as in effect immediately prior to the Separation Date, additionally provided that you properly elect COBRA continuation coverage, the Company will pay the COBRA premium for health care coverage for you and your spouse and children, as applicable and to the extent eligible (the “Severance Benefits”), for the six (6) month period immediately following the Separation Date, but in no event longer than the period of time during which you would be entitled to continuation coverage under Section 4980B of the Code absent this provision.  The Company will also provide you with outplacement assistance in accordance with its then current policies and practices with respect to outplacement assistance for other similarly situated executives of the Company.

(b)             If a Change in Control (as defined in Exhibit A hereto) occurs during the Change of Control Term and, within the twelve (12) month period immediately following the effective date of the Change in Control, you incur a Separation from Service by reason of (i) a termination of your employment by the Company other than for Cause, death or disability, or (ii) a termination of your employment by you for Good Reason, then, subject to Section 16(b) below, and provided that you execute a general release of claims in a form prescribed by the Company (the “Release”) within twenty-one (21) days (or, if required by applicable law, forty-five (45) days) after the date of such Separation from Service (the “Separation Date”) and you do not revoke such Release, and further subject to Section 16(b) below, then, in addition to any other accrued amounts payable to you through the Separation Date (including any earned but unpaid bonus), (1) the Company will, no later than thirty (30) days after the Separation Date, pay you a lump-sum severance payment (the “Severance Payment”) in an amount equal to the sum of (x) twenty-four (24) months of your annual base salary as in effect immediately prior to the Separation Date plus (y) 100% of your target annual bonus for the fiscal year of the Company in which such Separation from Service occurs, and (2) provided that you properly elect COBRA continuation coverage, the Company will pay the COBRA premium for health care coverage for you and your spouse and children, as applicable and to the extent eligible (the “Severance Benefits”), for the twenty-four (24) month period immediately following the Separation Date, but in no event longer than the period of time during which you would be entitled to continuation coverage under Section 4980B of the Code absent this provision.  In addition to the amounts payable to you pursuant to this paragraph (b) of this Section 7, each of your then outstanding options to purchase shares of the Company’s common stock shall become fully vested and exercisable immediately prior to the Separation Date.  The Company will also provide you with outplacement assistance in accordance with its then current policies and practices with respect to outplacement assistance for other similarly situated executives of the Company.  For clarity, under Change of Control this paragraph (b) shall be in lieu of any similar payments or benefits described above in paragraph (a) of this Section 7.

(c)              Notwithstanding the foregoing, your right to receive the payments and benefits set forth in this Section 7 is conditioned on and subject to your execution and non-revocation of the Release.  In no event shall you or your estate or beneficiaries be entitled to any of the payments or benefits set forth in this Section 7 upon any termination of your employment by reason of your total and permanent disability or your death.

(d)             For purposes of this letter:

i)             “Cause” shall mean (i) your commission of a felony, (ii) your commission of a crime involving moral turpitude or your commission of any other act or omission involving dishonesty, disloyalty, breach of fiduciary duty or fraud with respect to the Company or any of its subsidiaries or any of their customers or suppliers, or (iii) your failure to perform the normal and customary duties of your position with the Company as reasonably directed by the Company, provided, that any of the acts or omissions described in the foregoing clauses (i), (ii) or (iii) are not cured to the Company’s reasonable satisfaction within thirty (30) days after written notice thereof is given to you; and

ii)          “Good Reason” shall mean the occurrence of any one or more of the following events without your prior written consent:  (i) a material diminution by the Company of your duties and responsibilities hereunder; (ii) a material change in the geographic location at which you must perform services under this letter, provided that in no event will a change to a location within a 35 mile radius of the Company’s Sunnyvale corporate headquarters be deemed material for purposes of this clause; or (iii) a material diminution by the Company of your annual base salary, each as in effect on the date hereof or as the same may be increased from time to time; provided, however, that a termination of your employment by you shall only constitute a termination for “Good Reason” hereunder if (a) you provide the Company with written notice setting forth the specific facts or circumstances constituting Good Reason within thirty (30) days after the initial existence of such facts or circumstances, (b) the Company has failed to cure such facts or circumstances within thirty (30) days after receipt of such written notice, and (c) the Separation Date occurs no later than seventy-five (75) days after the initial occurrence of the event constituting Good Reason.

8.                        CODE SECTION 280G.

(a)              In the event it shall be determined that any payment or distribution to you or for your benefit which is in the nature of compensation and is contingent on a change in the ownership or effective control of the Company or the ownership of a substantial portion of the assets of the Company (within the meaning of Section 280G(b)(2) of the Code), whether paid or payable pursuant to this letter or otherwise (a “Payment”), would constitute a “parachute payment” under Section 280G(b)(2) of the Code and would be subject to the excise tax imposed by Section 4999 of the Code (together with any interest or penalties imposed with respect to such excise tax, the “Excise Tax”), then the Payments shall be reduced to the extent necessary so that no portion thereof shall be subject to the excise tax imposed by Section 4999 of the Code but only if, by reason of such reduction, the net after-tax benefit received by you shall exceed the net after-tax benefit received by you if no such reduction was made. The specific Payments that shall be reduced and the order of such reduction shall be determined so as to achieve the most favorable economic benefit to you, and to the extent economically equivalent, the Payments shall be reduced pro rata, all as determined by the Company in its sole discretion. For purposes of this Section 8(a), “net after-tax benefit” shall mean (i) the Payments which you receive or are then entitled to receive from the Company that would constitute “parachute payments” within the meaning of Section 280G of the Code, less (ii) the amount of all federal, state and local income taxes payable with respect to the Payments calculated at the maximum marginal income tax rate for each year in which the Payments shall be paid to you (based on the rate in effect for such year as set forth in the Code as in effect at the time of the first payment of the foregoing), less (iii) the amount of Excise Taxes imposed with respect to the Payments.

(b)             All determinations required to be made under this Section 8 shall be made by such nationally recognized accounting firm as may be selected by the Audit Committee of the Board of Directors of the Company as constituted immediately prior to the change in control transaction (the “Accounting Firm”), provided, that the Accounting Firm’s determination shall be made based upon “substantial authority” within the meaning of Section 6662 of the Code.  The Accounting Firm shall provide its determination, together with detailed supporting calculations and documentation, to you and the Company within 15 business days following the date of termination of your employment, if applicable, or such other time as requested by you (provided that you reasonably believe that any of the Payments may be subject to the Excise Tax) or the Company.  All fees and expenses of the Accounting Firm shall be borne solely by the Company.

9.                        RESTRICTIVE COVENANTS.

(a)              As a condition of your employment with the Company, you agree that during the Term and thereafter, you will not directly or indirectly disclose or appropriate to your own use, or the use of any third party, any trade secret or confidential information concerning the Company or its subsidiaries or affiliates (collectively, the “Company Group”) or their businesses, whether or not developed by you, except as it is required in connection with your services rendered for the Company.  You further agree that, upon termination of your employment, you will not receive or remove from the files or offices of the Company Group any originals or copies of documents or other materials maintained in the ordinary course of business of the Company Group, and that you will return any such documents or materials otherwise in your possession.  You further agree that, upon termination of your employment, you will maintain in strict confidence the projects in which any member of the Company Group is involved or contemplating.

(b)             You further agree that during the Term and continuing through the first anniversary of the date of termination of your employment, you will not directly or indirectly solicit, induce, or encourage any employee, consultant, agent, customer, vendor, or other parties doing business with any member of the Company Group to terminate their employment, agency, or other relationship with the Company Group or such member or to render services for or transfer their business from the Company Group or such member and you will not initiate discussion with any such person for any such purpose or authorize or knowingly cooperate with the taking of any such actions by any other individual or entity.

(c)              While employed by the Company, you agree that you will not engage in any business activity in competition with any member of the Company Group nor make preparations to do so.

(d)             Upon the termination of your relationship with the Company, you agree that you will promptly return to the Company, and will not take with you or use, all items of any nature that belong to the Company, and all materials (in any form, format, or medium) containing or relating to the Company’s business.

(e)              In recognition of the facts that irreparable injury will result to the Company in the event of a breach by you of your obligations under Sections 9(a), (b), (c) or (d) above, that monetary damages for such breach would not be readily calculable, and that the Company would not have an adequate remedy at law therefore, you acknowledge, consent and agree that in the event of such breach, or the threat thereof, the Company shall be entitled, in addition to any other legal remedies and damages available, to specific performance thereof and to temporary and permanent injunctive relief (without the necessity of posting a bond) to restrain the violation or threatened violation of such obligations by you.

10.                  COMPANY RULES AND REGULATIONS.  As an employee of the Company, you agree to abide by Company policies, procedures, rules and regulations as set forth in the Company’s Employee Handbook, Code of Conduct and Ethics, or as otherwise promulgated.  In addition, as a condition of your employment, you will be required to complete, sign, return, and abide by the Employee Confidentiality and Inventions Agreement.

11.                  WITHHOLDING.  The Company may withhold from any amounts payable under this letter such federal, state, local or foreign taxes as shall be required to be withheld pursuant to any applicable law or regulation.

12.                  ARBITRATION.  Except as set forth in Section 9(e) above, any disagreement, dispute, controversy or claim arising out of or relating to this letter or the interpretation of this letter or any arrangements relating to this letter or contemplated in this letter or the breach, termination or invalidity thereof shall be settled by final and binding arbitration administered by JAMS/Endispute in Santa Clara County, California in accordance with the then existing JAMS/Endispute Arbitration Rules and Procedures for Employment Disputes.  Except as provided herein, the Federal Arbitration Act shall govern the interpretation, enforcement and all proceedings.  The arbitrator shall apply the substantive law (and the law of remedies, if applicable) of the state of California, or federal law, or both, as applicable, and the arbitrator is without jurisdiction to apply any different substantive law.  The arbitrator shall have the authority to entertain a motion to dismiss and/or a motion for summary judgment by any party and shall apply the standards governing such motions under the Federal Rules of Civil Procedure.  Judgment upon the award may be entered in any court having jurisdiction thereof.  Each party shall pay his or its own attorneys’ fees and expenses associated with such arbitration to the extent permitted by applicable law.

13.                  ENTIRE AGREEMENT.  As of the Effective Date, this letter constitutes the final, complete and exclusive agreement between you and the Company with respect to the subject matter hereof and replaces and supersedes any and all other agreements, offers or promises, whether oral or written, made to you by any member of the Company Group.

14.                  SEVERABILITY.  Whenever possible, each provision of this letter will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this letter is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision of this letter, but such invalid, illegal or unenforceable provision will be reformed, construed and enforced so as to render it valid, legal, and enforceable consistent with the intent of the parties insofar as possible.

15.                  ACKNOWLEDGEMENT.  You hereby acknowledge (a) that you have consulted with or have had the opportunity to consult with independent counsel of your own choice concerning this letter, and have been advised to do so by the Company, and (b) that you have read and understand this letter, are fully aware of its legal effect, and have entered into it freely based on your own judgment.

16.                  SECTION 409A OF THE CODE.

(a)              The compensation and benefits payable under this letter are not intended to constitute “nonqualified deferred compensation” within the meaning of Section 409A of the Code.

Notwithstanding any provision of this letter to the contrary, in the event that the Company determines that any payments or benefits payable hereunder may be subject to Section 409A of the Code, the Company may (without any obligation to do so or to indemnify you for failure to do so) adopt such amendments to this letter or take any other actions that the Company determines are necessary or appropriate to (a) exempt such payments and benefits from Section 409A of the Code in order to preserve the intended tax treatment of such payments or benefits, or (b) comply with the requirements of Section 409A of the Code and thereby avoid the application of penalty taxes thereunder.  To the extent that any payments or benefits under this letter are deemed to be subject to Section 409A of the Code, this letter will be interpreted in accordance with Section 409A of the Code and Department of Treasury Regulations and other interpretive guidance issued thereunder.

(b)             Notwithstanding anything to the contrary in this letter, no compensation or benefits, including without limitation any severance payments or benefits payable under Section 7 above, shall be paid to you during the six (6)-month period following your Separation from Service to the extent that paying such amounts at the time or times indicated in this letter would result in a prohibited distribution under Section 409A(a)(2)(b)(i) of the Code.  If the payment of any such amounts is delayed as a result of the previous sentence, then on the first business day following the end of such six (6)-month period  (or such earlier date upon which such amount can be paid under Section 409A of the Code without resulting in a prohibited distribution, including as a result of your death), the Company shall pay you a lump-sum amount equal to the cumulative amount that would have otherwise been payable to you during such six-month period.

(c)              To the extent that any reimbursements or corresponding in-kind benefits provided to you under this letter are deemed to constitute compensation to you, such amounts will be paid or reimbursed reasonably promptly, but not later than December 31 of the year following the year in which the expense was incurred.  The amount of any such payments or expense reimbursements in one year will not affect the expenses or in-kind benefits eligible for payment or reimbursement in any other taxable year, and your right to such payments or reimbursement of any such expenses will not be subject to liquidation or exchange for any other benefit.

[SIGNATURE PAGE FOLLOWS]

Please confirm your agreement to the foregoing by signing and dating the enclosed duplicate original of this letter in the space provided below for your signature and returning it to us in the enclosed, self-addressed stamped envelope.  Please retain one fully-executed original for your files.

Sincerely,

ACCURAY INCORPORATED,
a Delaware Corporation

By:	/s/ Euan Thomson
Name: Euan Thomson, Ph.D.
Title: President & Chief Executive Officer

Accepted and Agreed,

By:	/s/ Derek Bertocci
Derek Bertocci

Date:	December 1, 2008

EXHIBIT A

For purposes of this letter, “Change in Control” means and includes each of the following:

(a)         A transaction or series of transactions (other than an offering of the Company’s common stock to the general public through a registration statement filed with the Securities and Exchange Commission) whereby any “person” or related “group” of “persons” (as such terms are used in Sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) (other than the Company, any of its subsidiaries, an employee benefit plan maintained by the Company or any of its subsidiaries or a “person” that, prior to such transaction, directly or indirectly controls, is controlled by, or is under common control with, the Company) directly or indirectly acquires beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act) of securities of the Company possessing more than 50% of the total combined voting power of the Company’s securities outstanding immediately after such acquisition; or

(b)         During any period of two consecutive years, individuals who, at the beginning of such period, constitute the Board together with any new director(s) (other than a director designated by a person who shall have entered into an agreement with the Company to effect a transaction described in clause (a) or clause (c) hereof) whose election by the Board or nomination for election by the Company’s stockholders was approved by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of the two-year period or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority thereof; or

(c)         The consummation by the Company (whether directly involving the Company or indirectly involving the Company through one or more intermediaries) of (x) a merger, consolidation, reorganization, or business combination or (y) a sale or other disposition of all or substantially all of the Company’s assets in any single transaction or series of related transactions or (z) the acquisition of assets or stock of another entity, in each case other than a transaction:

(i)            Which results in the Company’s voting securities outstanding immediately before the transaction continuing to represent (either by remaining outstanding or by being converted into voting securities of the Company or the person that, as a result of the transaction, controls, directly or indirectly, the Company or owns, directly or indirectly, all or substantially all of the Company’s assets or otherwise succeeds to the business of the Company (the Company or such person, the “Successor Entity”)) directly or indirectly, at least a majority of the combined voting power of the Successor Entity’s outstanding voting securities immediately after the transaction, and

(ii)           After which no person or group beneficially owns voting securities representing 50% or more of the combined voting power of the Successor Entity; provided, however, that no person or group shall be treated for purposes of this clause (c)(ii) as beneficially owning 50% or more of combined voting power of the Successor Entity solely as a result of the voting power held in the Company prior to the consummation of the transaction; or

                (d)           The Company’s stockholders approve a liquidation or dissolution of the Company.